Exhibit 10.12

AMENDMENT NO. 3

TO THE

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2003 EQUITY INCENTIVE PLAN

WHEREAS, Pennsylvania Real Estate Investment Trust (the “Trust”) sponsors the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “Plan”);

WHEREAS, the Plan has been amended on two previous occasions;

WHEREAS, Section 9(a) of the Plan provides that, subject to certain inapplicable limitations, the Board of Trustees of the Trust (the “Board”) may amend the Plan; and

WHEREAS, the Board desires to amend the Plan to comply with section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective as of January 1, 2009:

1. Subsections (o) and (hh) of Section 2 (Definitions) of the Plan are amended to read as follows:

(o) “Fair Market Value” shall mean the following, arrived at by a good faith determination of the Committee:

(1) if there are sales of Shares on a national securities exchange or in an over-the-counter market on the date of grant (or on such other date as value must be determined), then the mean between the highest and lowest quoted selling price on such date; or

(2) if there are no such sales of Shares on the date of grant (or on such other date as value must be determined) but there are such sales on dates within a reasonable period both before and after such date, the weighted average of the means between the highest and lowest selling price on the nearest date before and the nearest date after such date on which there were such sales; or

(3) if paragraphs (1) and (2) above are not applicable, then such other method of determining fair market value as shall be adopted by the Committee.

Where Fair Market Value is determined under paragraph (2) above, the average shall be weighted inversely by the respective number of trading days between the dates of reported sales and the specified valuation date, in accordance with Treas. Reg. §20.2031-2(b)(1) or any successor thereto.

* * * * *

(hh) “Short-Term Deferral Period” shall mean, with respect to an amount (including Shares) payable pursuant to an Award, the 2  1/2-month period beginning on the day immediately following the last day of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture. In no event shall interest be payable to reflect a payment date after the first day of the Short-Term Deferral Period.

2. Subsection (c) (Delivery of Performance Shares) of Section 7.4 (Performance Shares; Performance Goals) of the Plan is amended by adding the following sentence to the end thereof:

Any Shares deliverable pursuant to this subsection (c) shall be delivered no later than the end of the Short-Term Deferral Period, except to the extent such delivery is deferred pursuant to a deferral agreement that complies with section 409A of the Code and the final regulations issued thereunder or any amendment thereof or successor thereto.

3. A new sentence is added to the end of Section 8.3 (Capital Adjustments) of the Plan to read as follows:

No adjustment under this Section shall be made (i) to an outstanding ISO if such adjustment would constitute a modification under section 424(h) of the Code, unless the Participant consents to such adjustment, and (ii) to an outstanding NQSO or SAR if such adjustment would constitute a modification under Treas. Reg. §1.409A-1(b)(5)(v) or any successor thereto, unless the Participant consents to such adjustment.

4. The last sentence of subsection (a) of Section 8.4 (Certain Corporate Transactions) of the Plan is amended to read as follows:

The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction; provided, that (i) in the case of ISOs, such change would not constitute a “modification” under section 424(h) of the Code unless the Participant consents to the change, and (ii) in the case of NQSOs and SARs, such change would not constitute a modification under Treas. Reg. §1.409A-1(b)(5)(v) or any amendment thereof or successor thereto unless the Participant consents to the change.

IN WITNESS WHEREOF, the Trust has caused these presents to be duly executed this 23rd day of December, 2008.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By	/s/ Bruce Goldman